Exhibit 5.1
                    Ruskin, Moscou, Evans & Faltischek, P.C.
                              170 Old Country Road
                             Mineola, New York 11501
                                 (516) 663-6600




                                             November 21, 1996




Correctional Services Corporation
1819 Main Street, Suite 1000
Sarasota, Florida 34236

Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 215,000 shares of Common Stock (the "Shares") of Correctional Services Corporation, a Delaware corporation (the "Corporation"), to be sold pursuant to the Corporation's Stock Option Agreements (the "Agreements") and the Optionees' employment with the Corporation, we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on our examination, we advise you that, in our opinion, the Shares to be issued and sold by the Corporation pursuant to the Agreements have been duly and validly authorized and, when issued and paid for in accordance with the terms set forth in the Agreements, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement covering the Shares.


                                             Very truly yours,



                                             RUSKIN, MOSCOU, EVANS
                                              & FALTISCHEK, P.C.